Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Robert W. Weaver
(479) 361-9111
P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2009

Tontitown, Arkansas, April 28, 2009......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net loss of $3,345,928 or diluted and basic loss per share of $0.36 for the quarter ended March 31, 2009. These results compare to net loss of $2,828,326 or diluted and basic loss per share of $0.29 for the quarter ended March 31, 2008. Operating revenues were $65,818,035 for the first quarter of 2009 compared to $105,820,696 for the first quarter of 2008.

Robert W. Weaver, President of the Company, commented, “While revenue for the first quarter of 2009 compared to the same quarter in 2008 was down considerably, a full one third of the decrease was in fuel surcharge revenue attributable to lower fuel prices in the first quarter 2009 compared to the first quarter of 2008. Additionally, our truck count was reduced by 276 trucks year to year as we strive to reduce our fleet size to more closely match demand for services. With that being said, freight demand in January and February were the lightest we have encountered, with these two months resulting in the majority of the operating loss for the quarter. Average revenue per truck per week, before surcharge, improved during the quarter by 22.4% from $2,054 in January 2009 to $2,515 in March 2009, and average truckloads per truck per week improved by 23.2% from 4,533 in January 2009 to 5,583 in March 2009. The improvements in demand experienced in March helped us to break even operationally for the month.

Our sales efforts continue to focus on growing non-automotive business, and expanding our “core carrier” status with retail, industrial, and consumer goods business. We were able to add some significant accounts during the first quarter 2009. The automotive industry provided 26.7% of our revenue for the quarter ended March 31, 2009, down from 45.8% for the quarter ended March 31, 2008.

Despite the decrease in revenue, our operating loss for the quarter ended March 31, 2009 was cut by approximately 8.9% compared to the first quarter in 2008. Fuel expense, net of fuel surcharge, represented the largest year to year expense reduction. In addition to the benefit of lower pump prices paid in the first quarter of 2009 compared to the first quarter of 2008, we continue to focus on increasing fuel efficiency and decreasing the price we pay for fuel by managing driver behavior, reducing non-billable miles, decreasing maximum truck speed, reducing idle time, and compliance with fuel and route recommendations that achieve the most efficient, safe and cost effective route that our equipment can travel. Our program to install auxiliary power units (APU’s) is progressing and as of the end of the first quarter of 2009, APU’s were installed on approximately 60% of the units selected for installation.

We continue to focus on expense items to identify opportunities to reduce or eliminate cost. Predominant among these cost control efforts for the first quarter 2009 was the reduction of our total employee count from 2,744 in January 2009 to 2,459 by the end of March 2009 as we adjusted employee count across all departments to the number required to support our current fleet size.

Our most significant non-operating expense item was an approximate $0.6 million, or $0.7 cents per share, non-cash charge which represents the write-down of the company’s stock portfolio to market value due to the continued decline of our equity holdings during the quarter. Once the value is written down, there can be no gains or write-ups in value until the securities are sold.

We have yet to see any improvement in general economic conditions, and continue to focus on the identification of new business opportunities in an extremely competitive freight environment while initiating and improving cost control efforts to help decrease the impact of the weak freight environment on our bottom line.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter Ended March 31,
	2009	2008

Revenue, before fuel surcharge	$60,269,582	$86,445,200
Fuel surcharge	5,548,453	19,375,496
	65,818,035	105,820,696

Operating expenses and costs:
Salaries, wages and benefits	24,073,049	34,497,654
Fuel expense	13,004,723	37,422,944
Operating supplies and expenses	6,402,156	8,019,353
Rent and purchased transportation	9,075,831	9,520,022
Depreciation	8,810,303	8,987,058
Operating taxes and licenses	3,211,970	4,359,027
Insurance and claims	3,042,208	4,551,876
Communications and utilities	698,138	811,696
Other	1,157,584	1,383,591
(Gain) loss on disposition of equipment	(43,249)	233,799
Total operating expenses and costs	69,432,713	109,787,020

Operating loss	(3,614,678)	(3,966,324)

Interest expense	(663,654)	(568,612)
Non-operating expense	(866,874)	(205,804)

Loss before income taxes	(5,145,206)	(4,740,740)
Income tax benefit	(1,799,278)	(1,912,414)

Net loss	$(3,345,928)	$(2,828,326)

Diluted loss per share	$(0.36)	$(0.29)

Average shares outstanding – Diluted	9,410,384	9,795,302

	Quarter Ended March 31,
Truckload Operations	2009	2008

Total miles	40,578,344	62,074,954
Operating ratio*	107.61%	105.41%
Empty miles factor	8.11%	7.25%
Revenue per total mile, before fuel surcharge	$1.27	$1.26
Total loads	64,946	96,943
Revenue per truck per work day	$462	$596
Revenue per truck per week	$2,310	$2,980
Average company trucks	1,744	1,999
Average owner operator trucks	33	54

Logistics Operations
Total revenue	$8,619,988	$8,089,097
Operating ratio	96.31%	96.65%

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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.